Date: May 14, 2020

News Release – Investor Update

Parks! America, Inc. Reports Q2 Fiscal 2020 Results

•COVID-19 negatively impacts Q2 and YTD F20 reported net sales

•Q2 and YTD attendance based sales increase 18.9% and 12.0%, respectively, before COVID-19

PINE MOUNTAIN, Georgia, May 14, 2020 – Parks! America, Inc. (OTCPink: PRKA), today announced the results for its second fiscal quarter and six months ended March 29, 2020.

Second Quarter Fiscal 2020 Highlights

Total net sales for the second fiscal quarter ended March 29, 2020 were $742,957, a decrease of $261,065, compared to $1,004,022 for the prior year second fiscal quarter ended March 31, 2019. Park attendance based net sales were $730,522, resulting in a decrease of $273,275 or 27.2%, while animal sales increased by $12,210.

The Company reported a net loss of $190,152 for the second fiscal quarter ended March 29, 2020 compared to a net loss of $34,207 for the prior year second fiscal quarter ended March 31, 2019, resulting in a net loss increase of $155,945. The increase in the Company’s net loss during the second quarter of its 2020 fiscal year is primarily attributable to lower park attendance based revenues, higher legal and professional fee spending, and higher insurance expense, partially offset by higher animal sales, lower compensation and advertising expenses, and insurance claim proceeds, as well as an income tax benefit provision increase.

“The COVID-19 pandemic began to have a negative impact on attendance levels at our Parks beginning the week of March 9, 2020,” commented Dale Van Voorhis, Chairman & CEO. “For the first ten weeks of our second fiscal quarter of 2020, our Parks’ combined attendance based net sales increased by approximately $80,000 or 18.9%.”

First Six Months Fiscal 2020 Highlights

Total net sales for the first six months of the 2020 fiscal year were $1,738,442, a decrease of $282,279, compared to $2,020,721 for the first six months of the 2019 fiscal year. Park attendance based net sales decreased by $274,578 or 13.8% and animal sales decreased by $7,701. For the first twenty-three weeks of the Company’s 2020 fiscal year, through March 8, 2020, prior to the negative impact of the COVID-19 crisis on its Park attendance levels, combined attendance based net sales increased by approximately $160,000 or 12.0%.

The Company reported a net loss of $279,303 for the first six months of the 2020 fiscal year compared to a net loss of $49,690 for the first six months of the 2019 fiscal year, resulting in a net loss increase of $229,613. The increase in the Company’s net loss during the first six months of its 2020 fiscal year is primarily attributable to lower park attendance based revenues and lower animal sales, higher legal and professional fee spending, and higher insurance expense, partially offset by lower compensation and advertising expenses, and insurance claim proceeds, as well as an income tax benefit provision increase.

Balance Sheet and Liquidity

The Company had working capital of $2.91 million as of March 29, 2020, compared to working capital of $2.34 million as of March 31, 2019. The Company’s debt to equity ratio was 0.15 to 1.0 as of March 29, 2020, compared to 0.19 to 1.0 as of March 31, 2019.

COVID-19 Impacts

The rapid acceleration of the COVID-19 pandemic in the United States occurred at the beginning of the Company’s annual high season. The Company began to see a significant reduction in paid attendance at its Georgia and Missouri Parks beginning the week of March 9, 2020. Effective April 3, 2020, both Parks were closed as a result of shelter-in-place mandates in Georgia and Missouri. In compliance with respective state issued guidelines, our Georgia Park reopened on May 1, 2020 and our Missouri Park reopened on May 4, 2020. From March 9, 2020 through May 3, 2020, the Company’s Park attendance revenues declined by approximately $1,140,000 compared to the comparable period in 2019, which it believes is directly attributable to the impacts of the COVID-19 pandemic.

“Prior to the negative impacts of COVID-19 crisis, our year-to-date Park attendance based revenues were trending very well,” noted Mr. Van Voorhis. “The closures of our Parks during the key Spring Break and early spring 2020 season will have a negative impact on our third quarter and total 2020 fiscal year financial results. There remain uncertainties regarding how our Park attendance levels will be impacted until the COVID-19 pandemic runs it’s course. We have taken prudent steps to address the near-term liquidity needs of our business, while at the same time strengthening our Company for the long-term. As I noted when we announced the completion of our acquisition of Aggieland Safari, LLC, effective April 27, 2020, the COVID-19 crisis has added to the near-term challenges that were not anticipated when we began exploring acquiring Aggieland. However, I am confident that this acquisition represents a unique opportunity to grow and strengthen our Company for the long-term. We welcome the Aggieland Safari employees who recently joined our Company, and we commend them, as well as all our employees for the work they are doing during these challenging and uncertain times”.

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates three regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, the Wild Animal Safari theme park located in Strafford, Missouri, as well as the Aggieland Wild Animal Safari theme park, located in Bryan, Texas, which as acquired on April 27, 2020.

Additional information, including our Form 10-K for the fiscal year ended September 29, 2019, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. Additional risks have been added to the Company’s business by the near-term and long-term impacts of the COVID-19 pandemic on the operations of its Parks, including customers perceptions of engaging in the activities involved in visiting its Parks, its ability to hire and retain employees in light of the issues posed by the COVID-19 pandemic, and its ability to maintain sufficient cash to fund operations due to the negative impact on its Park revenues associated with disruptions in demand as a result of the pandemic. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended September 29, 2019.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. and SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

For the Three Months and Six Months Ended March 29, 2020 and March 31, 2019

	For the three months ended		For the six months ended
	March 29,	March 31,	March 29,	March 31,
	2020	2019	2020	2019
Net sales	$730,522	$1,003,797	$1,713,930	$1,988,508
Sale of animals	12,435	225	24,512	32,213
Total net sales	742,957	1,004,022	1,738,442	2,020,721

Cost of sales	122,905	132,629	249,765	249,962
Selling, general and administrative	763,628	781,516	1,614,845	1,564,048
Depreciation and amortization	117,500	115,199	235,000	230,398
Tornado damage and expenses, net	(24,373)	-	(24,373)	-
Loss from operations	(236,703)	(25,322)	(336,795)	(23,687)

Other income, net	7,542	8,538	15,504	15,518
Interest expense	(17,191)	(19,223)	(34,912)	(38,821)
Loss before income taxes	(246,352)	(36,007)	(356,203)	(46,990)

Income tax provision	(56,200)	(1,800)	(76,900)	2,700
Net loss	$(190,152)	$(34,207)	$(279,303)	$(49,690)

Income per share - basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares
outstanding (in 000's) - basic and diluted	75,005	74,805	74,808	74,763

PARKS! AMERICA, INC. and SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

As of March 29, 2020, September 29, 2019 and March 31, 2019

	March 29,	September 29,	March 31,
	2020	2019	2019
ASSETS
Cash	$2,942,037	$3,787,815	$2,372,250
Accounts receivable	24,373	-	-
Inventory	238,801	195,201	278,684
Prepaid expenses	280,183	147,529	233,655
Total current assets	3,485,394	4,130,545	2,884,589

Property and equipment, net	6,698,734	6,620,405	6,683,429
Intangible assets, net	200	600	1,000
Other assets	115,021	11,786	12,050
Total assets	$10,299,349	$10,763,336	$9,581,068

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$36,324	$96,270	$26,875
Other current liabilities	326,729	384,160	319,140
Current portion of long-term debt, net	209,673	204,355	199,078
Total current liabilities	572,726	684,785	545,093

Long-term debt, net	1,047,388	1,154,013	1,257,665
Total liabilities	1,620,114	1,838,798	1,802,758

Stockholders’ equity
Common stock	75,021	74,821	74,821
Capital in excess of par	4,889,316	4,855,516	4,855,516
Treasury stock	(3,250)	(3,250)	(3,250)
Retained earnings	3,718,148	3,997,451	2,851,223
Total stockholders’ equity	8,679,235	8,924,538	7,778,310
Total liabilities and stockholders’ equity	$10,299,349	$10,763,336	$9,581,068